EXHIBIT 99.1

Arbutus Reports Second Quarter 2019 Financial Results and Provides Corporate Update

- Appointed William Collier, with decades of leadership experience in antivirals, President & CEO

- Announced preliminary Phase 1a/1b clinical trial results demonstrating that AB-506 is a potent capsid inhibitor in subjects with chronic hepatitis B

- Initiated dosing in healthy subject portion of Phase 1a/1b clinical trial for AB-729, a subcutaneously delivered RNAi agent

- Received $20 million in gross proceeds from the sale of a portion of ONPATTRO royalty entitlement

Conference Call and Webcast Scheduled Today at 8:45 AM ET

WARMINSTER, Pa., Aug. 05, 2019 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today reports its second quarter 2019 financial results and provides a corporate update.

 “I am excited to join Arbutus at this important inflection point as we look to advance our two lead compounds, AB-506 and AB-729, through Phase1a/1b clinical trials,” said William Collier, Arbutus’ President and Chief Executive Officer. “Provided these compounds progress as expected, we anticipate moving into a combination proof-of-concept Phase 2 clinical trial in subjects with chronic hepatitis B in the second half of 2020. We believe a combination regimen that includes several different mechanisms of action will be required to improve upon the existing standard-of-care in HBV.”

Recent Clinical Accomplishments and Key Corporate Accomplishments

New President & Chief Executive Officer

  William H. Collier was appointed President and Chief Executive Officer of Arbutus and a member of the Board of Directors effective June 24th. Mr. Collier’s appointment filled the vacancy created by the retirement of Mark J. Murray, Ph.D., as Arbutus’ President and Chief Executive Officer, which was effective June 23rd. Mr. Collier has over 30 years of experience as a senior executive in the pharmaceutical industry and previously served as President and General Manager, North America at ViiV Healthcare. At ViiV, he oversaw the industry-leading launches of several new treatments for HIV. Prior to joining ViiV in 2009, Mr. Collier held multiple senior leadership roles at GlaxoSmithKline. Earlier in his career he led the launches of new treatments for herpes and bacterial infections. Mr. Collier received his BSc in Mathematics and Management Sciences from the University of Manchester Institute of Science & Technology, UK, and served on The President’s Advisory Council on HIV/AIDS from 2014 to 2017.

AB-506

  In July 2019, Arbutus announced preliminary results from a Phase 1a/1b clinical trial demonstrating that AB-506 is a potent oral capsid inhibitor. These preliminary Phase 1a/1b results support the Company’s confidence in its potential to significantly contribute to the inhibition of HBV replication in a curative combination regimen.

  Arbutus expects that safety and efficacy data from this portion of the Phase 1a/1b trial, as well as results from a planned Phase 1 28-day clinical trial in healthy subjects, will be submitted to an appropriate scientific meeting later this year.

  Arbutus is planning on dosing additional cohorts and final results of this Phase 1a/1b trial, which are expected in the first half of 2020, will inform next steps toward the combination proof-of-concept Phase 2 clinical trial in subjects with chronic hepatitis B.

AB-729

  In July 2019, the Company initiated the healthy subject portion of a single and multiple dose Phase 1a/1b clinical trial for AB-729, a subcutaneously delivered RNAi agent which has been shown in preclinical models to span all HBV transcripts, reduce all viral antigens, including hepatitis B surface antigen (HBsAg) expression, and inhibit HBV replication. In this trial, which will investigate the safety, tolerability, pharmacokinetics, and pharmacodynamics of AB-729 in healthy subjects and subjects with chronic hepatitis B infection, AB-729 will be dosed monthly.

  Preliminary safety and efficacy data from both healthy subjects and several single dose cohorts of subjects with chronic hepatitis B infection are expected in the first quarter of 2020.

Early R&D Programs

  Arbutus continues a focused discovery effort on follow-on compounds for its current HBV pipeline, including its HBV RNA destabilizer, AB-452, as well as efforts to identify compounds potentially capable of reawakening HBV patients’ immune response such as PD-L1 blockers and HBV-specific targets such as HBV cccDNA.

ONPATTRO Royalty Entitlement

  Arbutus has a royalty entitlement on global net sales of ONPATTRO™ (Patisiran) for the lipid nanoparticle delivery (LNP) technology licensed by Arbutus to Alnylam Pharmaceuticals, Inc. (Alnylam) for this product. ONPATTRO is an RNAi therapeutic for the treatment of hereditary ATTR (hATTR) amyloidosis that has been approved by the FDA and the EMA. In July 2019, Arbutus sold this royalty entitlement to OMERS, the defined benefit pension plan for municipal employees based in the Province of Ontario, Canada, effective as of January 1, 2019, for $20 million in gross proceeds before advisory fees. OMERS will retain this royalty entitlement until it has received $30 million in royalties, at which point 100% of this royalty entitlement will revert to Arbutus.

  In addition to the royalty entitlement from the Alnylam LNP license agreement, Arbutus is also entitled to a second, lower royalty entitlement on global net sales of ONPATTRO originating from a settlement agreement and subsequent license agreement with Acuitas Therapeutics. The royalty entitlement from Acuitas has been retained by Arbutus and is not part of the royalty entitlement sale to OMERS.

Financial Results

Cash, Cash Equivalents and Investments

Arbutus had cash, cash equivalents and short-term investments totaling $95.3 million as of June 30, 2019, as compared to $124.6 million as of December 31, 2018. The decreased cash balance was due primarily to $34.1 million of cash used in operating activities for the six months ended June 30, 2019, partially offset by $4.7 million of net proceeds from the issuance of shares under its ATM program. In July 2019, the Company received $20 million in gross proceeds from the sale of a portion of its royalty entitlement on net sales of ONPATTRO. The Company believes its cash and investments balance is sufficient to fund operations into the second half of 2020.

Operating Expenses

Research and development expenses were $12.8 million in Q2 2019 compared to $16.3 million in Q2 2018. Research and development expenses in 2019 included costs associated with the Company’s Phase 1a/1b clinical trial for its lead capsid inhibitor (AB-506), pre-clinical studies for its RNAi agent (AB-729), and characterization activities for its HBV RNA Destabilizer (AB-452). The decrease in research and development expenses was due primarily to higher costs in 2018 for AB-452, including drug product manufacturing, and expenses in 2018 associated with the Phase 2 clinical trial for AB-1467, partially offset by increased spending in 2019 for the Phase 1a/1b clinical trial for AB-506 and pre-clinical studies for AB-729. General and administrative expenses were $8.2 million in Q2 2019 compared to $3.8 million in Q2 2018. The increase in general and administrative expenses was due primarily to our former President and Chief Executive Officer’s departure from the Company in June 2019. In accordance with the terms of his legacy employment agreement, he received $2.3 million in cash severance and the Company recognized $2.2 million of non-cash stock-based compensation expense for accelerated vesting of his stock options.

Equity investment loss

As of June 30, 2019, the Company owned approximately 40% of the common equity of Genevant Sciences Ltd. (Genevant), a company launched with Roivant Sciences Ltd. in April 2018. Arbutus recorded a loss of $3.3 million in Q2 2019 for its proportionate share of Genevant’s net loss. In Q2 2018, Arbutus recognized a non-cash gain of $24.9 million in connection with the equity interest received by Arbutus upon Genevant’s formation. Financial results of Genevant are recorded on a one-quarter lag basis.

Net Income (Loss)

Net income (loss) attributable to common shares for Q2 2019 was a net loss of $26.1 million ($0.46 basic and diluted loss per common share) as compared to net income of $0.6 million ($0.01 basic and diluted income per common share) for Q2 2018. Net income (loss) attributable to common shares included $2.8 million of non-cash expense in Q2 2019 and $2.5 million in Q2 2018 for the accrual of coupon on the Company’s convertible preferred shares. Net income in Q2 2018 included a non-cash gain of $24.9 million in connection with the equity interest received by Arbutus upon Genevant’s formation.

Outstanding Shares

The Company had approximately 56.9 million common shares issued and outstanding as of June 30, 2019. In addition, the Company had approximately 8.9 million options outstanding and 1.164 million convertible preferred shares outstanding, which (including the annual 8.75% coupon) will be mandatorily convertible into approximately 23 million common shares on October 18, 2021. Assuming the outstanding options and convertible preferred shares were fully converted, the Company would have had approximately 89 million common shares outstanding as of June 30, 2019.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Total revenue	$0.7	$1.2	$1.3	$2.7
Operating expenses:
Research and development	12.8	16.3	27.4	30.3
General and administrative	8.2	3.8	12.6	7.4
Depreciation and amortization	0.5	0.6	1.0	1.2
Site consolidation	(0.3)	2.6	(0.1)	4.2
Loss from operations	(20.5)	(22.1)	(39.6)	(40.4)
Other income (loss)
Interest income (expense), net	0.5	0.8	1.2	1.4
Foreign exchange gain (loss)	0.1	(0.4)	0.1	(0.9)
Gain on investment	—	24.9	—	24.9
Equity investment loss	(3.3)	—	(8.0)	—
Decrease (increase) in fair value of contingent consideration	(0.1)	(0.2)	(0.3)	0.7
Total other income (loss)	(2.8)	25.1	(7.0)	26.1
Net income (loss)	$(23.3)	$3.1	$(46.6)	$(14.3)
Accrual of coupon on convertible preferred shares	(2.8)	(2.5)	(5.5)	(4.9)
Net loss attributable to common shares	$(26.1)	$0.6	$(52.1)	$(19.2)
Loss per share
Basic	$(0.46)	$0.01	$(0.92)	$(0.35)
Diluted	$(0.46)	$0.01	$(0.92)	$(0.35)
Weighted average number of shares
Basic	56,805,583	55,211,294	56,275,795	55,149,674
Diluted	56,805,583	56,487,220	56,275,795	55,149,674

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)
	June 30,	December 31,
	2019	2018

Cash and cash equivalents	$78.9	$36.9
Short-term investments	16.4	87.7
Accounts receivable and other current assets	4.3	4.6
Current assets	99.6	129.2
Investment in Genevant	14.4	22.2
Property and equipment, net	9.4	10.2
Right of use asset	2.9	—
Intangible assets	43.8	43.8
Goodwill	22.5	22.5
Total assets	$192.6	$227.9
Accounts payable and accrued liabilities	7.9	9.4
Site consolidation accrual	0.4	1.3
Liability-classified options	0.1	0.5
Lease liability, current	0.4	—
Current liabilities	8.8	11.2
Deferred rent and inducements, non-current	—	0.6
Contingent consideration	3.4	3.1
Lease liability, non-current	3.2	—
Deferred tax liability	12.7	12.7
Total stockholders’ equity	164.5	200.3
Total liabilities and stockholders’ equity	$192.6	$227.9

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net income (loss) for the period	$(23.3)	$3.1	$(46.6)	$(14.3)
Net cash used in operating activities	(17.6)	(17.6)	(34.1)	(37.6)
Net cash provided by (used in) investing activities	10.0	15.0	71.0	(60.7)
Net cash provided by financing activities	2.5	0.7	5.0	55.1
Effect of foreign exchange rate changes on cash & cash equivalents	—	(0.4)	0.1	(0.9)
Net (decrease) increase in cash, cash equivalents and restricted investments	$(5.1)	$(2.3)	$42.0	$(44.1)
Cash, cash equivalents and restricted investments, beginning of period	84.0	12.5	36.9	54.3
Cash, cash equivalents and restricted investments, end of period	$78.9	$10.2	$78.9	$10.2
Short-term investments	16.4	144.7	16.4	144.7
Total cash, cash equivalents, restricted cash and short-term investments, end of period	$95.3	$154.9	$95.3	$154.9

Conference Call Today

Arbutus will hold a conference call and webcast today, Monday, August 5, 2019 at 8:45 AM Eastern Time to provide a corporate update. You can access a live webcast of the call through the Investors section of Arbutus' website at www.arbutusbio.com. Alternatively, you can dial (866) 393-1607 or (914) 495-8556 and reference conference ID 2098024.

An archived webcast will be available on the Arbutus website after the event. Alternatively, you may access a replay of the conference call by calling (855) 859-2056 or (404) 537-3406, and reference conference ID 2098024.

About Arbutus

Arbutus Biopharma Corporation is a publicly traded (Nasdaq: ABUS) biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic Hepatitis B infection. Arbutus is developing multiple drug candidates, each of which have the potential to improve upon the standard of care and contribute to a curative combination regimen.  For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about our anticipation to move into a combination proof-of-concept Phase 2 clinical trial in subjects with chronic hepatitis B in the second half of 2020; our confidence in AB-506’s potential to contribute to the inhibition of HBV replication in a curative combination regimen; our expectation that results from  this portion of the Phase 1a/1b trial for AB-506, as well as results from a planned Phase 1 28-day clinical trial in healthy subjects, will be submitted and accepted to an appropriate scientific meeting later this year; our plan to dose additional cohorts in AB-506 and have data available in the first half of 2020; our expectation that preliminary safety and efficacy data from the Phase 1a/1b clinical trial for AB-729 for both healthy subjects and several single dose cohorts of subjects with chronic hepatitis B infection will be available in the first quarter of 2020; the benefits from the royalty monetization transaction; our expectations regarding the initiation, timing and completion of preclinical studies and clinical trials; the sufficiency of our cash and cash equivalents to extend into the second half of 2020; and the potential for our drug candidates to improve upon the standard of care and contribute to a curative combination regimen for chronic HBV.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the timely receipt of expected payments; the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus' continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors
David Hastings
Chief Financial Officer
Phone: 267-469-0914
Email: ir@arbutusbio.com

Media
Pam Murphy
Investor Relations Consultant
Phone: 604-419-3200
Email: ir@arbutusbio.com